Exhibit 3.2

Article 5 of the Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

“5. The corporation shall have authority to issue (i) twenty-two million, five hundred thousand (22,500,000) shares of common stock, par value $5.55 per share, and (ii) three million (3,000,000) shares of preferred stock, having such par value as the Board of Directors shall fix and determine (the “Preferred Stock”). The Preferred Stock may be issued from time to time as a class without series or, if so determined by the Board of Directors of the corporation, either in whole or in part, in one or more series. There is hereby expressly granted to and vested in the Board of Directors of the corporation authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors of the corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.”

A new Article 5A is added to the Articles of Incorporation to read in its entirety as follows:

“5A. Effective at 11:59 p.m. on September 30, 2019 (the “Effective Time”), each share of the corporation’s common stock issued at the Effective Time shall be changed into one and one-half shares of common stock of the corporation with a stated par value of $5.55 per share.  In lieu of fractional shares, the corporation shall pay to each shareholder of record otherwise entitled to any fractional share an amount equal to such fraction multiplied by the closing sale price of the corporation’s common stock on October 1, 2019, as reported on the Nasdaq Stock Market.  The number of authorized shares of capital stock and the par value of each share of capital stock immediately following such change shall be as stated above in Article 5.”

A new Article 14 is added to the Articles of Incorporation to read in its entirety as follows:

“14. Any and all classes or series of shares of capital stock of the corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the corporation.  Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates.  Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.”